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                                                                    Exhibit 21.1
                                                                Fiscal 1996 10-K


                              OUTLOOK GROUP CORP.

                             List of Subsidiaries*



         Outlook Foods, Inc. (f/k/a Oconomowoc Packaging, Inc.), a Wisconsin corporation

         Outlook Label Systems, Inc., a Wisconsin corporation

         Outlook Packaging, Inc., a Wisconsin corporation

         Barrier Films Corporation, a Nevada corporation


(All are wholly-owned by Outlook Group Corp.)

* Represents all companies at to which Outlook Group Corp. holds 50% or more of the outstanding securities.